EXHIBIT 99.1
NEWS RELEASE
California Resources Corporation Names Clio Crespy as Chief Financial Officer

Long Beach, November 25, 2024 - California Resources Corporation (NYSE: CRC), an independent energy and carbon management company committed to energy transition, today announced that Clio C. Crespy will join the Company as Executive Vice President and Chief Financial Officer, effective January 1, 2025. CRC’s current CFO Nelly Molina will be stepping down at the end of the year.

Ms. Crespy brings to CRC an extensive background as an investment banker in energy, power, carbon management and sustainability. She most recently was Senior Managing Director, Investment Banking, Global Energy & Power at Guggenheim Securities, where she also led the sustainability practice. Previously, Ms. Crespy advised upstream energy companies and power producers on strategic and financial transactions at Evercore as Managing Director, and prior to that at BNP Paribas. She began her career at the World Bank and holds a Master’s degree in Finance and Strategy from Sciences Po, Paris.

“I have worked closely with Clio on some of our most significant initiatives over the last couple of years, including our Carbon TerraVault JV with Brookfield and DAC hub at Elk Hills, and am thrilled that she is joining our team,” said Francisco Leon, President and Chief Executive Officer of CRC. “She is a seasoned veteran at the center of both the oil and gas industry and the emerging carbon management business. With her deep and varied experience in M&A, capital markets, corporate finance and project finance, she will play a major role in setting our path and driving us forward. I also want to thank Nelly Molina for her contributions to the Company as we have bolstered our balance sheet and navigated the Aera merger.”

Ms. Crespy said, “Having worked closely with the CRC team, I am very excited about the value creating catalysts that the Company is pursuing and I look forward to helping create that value for CRC shareholders.”

About California Resources Corporation
California Resources Corporation (CRC) is an independent energy and carbon management company committed to energy transition. CRC is committed to environmental stewardship while safely providing local, responsibly sourced energy. CRC is also focused on maximizing the value of its land, mineral ownership, and energy expertise for decarbonization by developing carbon capture and storage (CCS) and other emissions-reducing projects. For more information about CRC, please visit www.crc.com.

Contacts:

Joanna Park (Investor Relations) 818-661-3731 Joanna.Park@crc.com	Richard Venn (Media) 818-661-6014 Richard.Venn@crc.com